Exhibit 99.1

NEXMED REPORTS SECOND QUARTER 2007 FINANCIAL RESULTS

Provides Operational Highlights

East Windsor, NJ, August 14, 2007 -- NexMed, Inc. (Nasdaq: NEXM), a developer of innovative transdermal products based on its proprietary NexACT® drug delivery technology, today announced financial and operational results for the second quarter ended June 30, 2007. Highlights include:

•	Vivian Liu named President and Chief Executive Officer
•	Novartis completes patient enrollment in two, pivotal Phase 3 studies of NexMed’s anti-fungal, NM100060
•	Company accelerates partnership discussions for Alprox-TD®
•	NexMed included in the Russell MicroCap® Index
•	Company strengthens cash reserves by entering into agreement for the sale and leaseback of its East Windsor, NJ facility.

For the three months ended June 30, 2007, the Company recorded revenue of $283,417, compared to revenue of $533,655 in the same period of 2006. The decrease in revenue in 2007 was primarily attributable to the method used to recognize revenue from the $4 million up-front payment received in 2005 from Novartis International Pharmaceutical Ltd. ("Novartis") under the licensing agreement for NM100060, NexMed’s nail lacquer treatment for onychomycosis. The Novartis agreement was amended in February 2007, such that, beginning with the first quarter of 2007, the Company is recognizing the initial up-front payment and preclinical reimbursement revenue from this agreement based on a straight-line basis over the 18 month period ended June 30, 2008, rather than the cost-to-cost method over the 32-month period estimated to complete the remaining preclinical studies for NM100060. Accordingly, the Company recognized significantly more revenue in the first quarter of 2006 as the preclinical studies were initiated because the high costs to initiate the preclinical studies in 2005 and early 2006 resulted in a larger portion of revenue recognized under the cost-to-cost method in 2006.

For the three months ended June 30, 2007, the net loss applicable to common stock was $1,991,021, or $0.02 per basic and diluted share based on 81,606,401 weighted average shares outstanding. This compares to a net loss of $1,033,363 or $0.02 per basic and diluted share based on 66,350,874 weighted average shares outstanding in the same period of 2006. The increase in net loss is attributable to the revenue recognition method used in 2007 for the Novartis agreement as discussed above and a one-time payment that was accrued by the Company in 2006 when Schering AG, Germany (“Schering”) elected to terminate the supply and distribution agreement for  Alprox-TD® without cause. Pursuant to the agreement, Schering paid NexMed a termination fee of 500,000 Euros or $627,455 in 2006.

At June 30, 2007, NexMed had approximately $5.6 million in cash, cash equivalents and short term investments as compared to $12.1 million at December 31, 2006. The net decrease in cash in the first half of 2007 is the result of the Company’s average fixed monthly overhead costs of approximately $450,000, direct costs of approximately $650,000 related to the preparation of the regulatory filings for Alprox-TD®, and the repayment on May 31, 2007 of the remaining $3 million outstanding balance on its convertible notes, originally issued in December 2003.

Conference Call
NexMed’s 2007 second quarter conference call is scheduled for Thursday, August 16, 2007 at 10:00 a.m. EST. At that time, management will review, among other things, 2007 second quarter and first half financial results, developments with respect to the Phase 3 trials of the Company’s anti-fungal product partnered with Novartis, as well as the status of its other products in the pipeline. The Company will file its 10-Q for the quarter ended June 30, 2007 on August 14, 2007. The call can be accessed in the U.S. by dialing 877-407-9205, and outside of the U.S. by dialing 201-689-8054, and asking the conference operator for the NexMed Conference Call. The teleconference replay is available for one week by dialing in the U.S. 1-877-660-6853 and outside of the U.S. by dialing 1-201-612-7415. Replay pass codes 286 and 252427 are both required for playback. The conference call will also be Webcast live at URLhttp://www.vcall.com/IC/CEPage.asp?ID=119964. The Webcast replay will be available for three months.

About NexMed
NexMed, Inc. is an emerging drug developer that is leveraging its proprietary drug technology to develop a significant pipeline of innovative pharmaceutical products to address significant unmet medical needs. The Company is also working with various pharmaceutical companies to explore the incorporation of NexACT into their existing drugs as a means of developing new patient-friendly transdermal products and extending patent lifespans and brand equity. For further information about the Company, go to www.nexmed.com.

Statements under the Private Securities Litigation Reform Act: with the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties that may individually or mutually impact the matters herein described, including but not limited to its ability to maintain reduced expenditures, enter into partnering agreements, pursue growth opportunities, and/or other factors, some of which are outside the control of the Company.

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Company Contact: Mark Westgate, CFO NexMed, Inc. (609) 371-8123, ext: 159 mwestgate@nexmed.com	Investor Relations: Paula Schwartz Rx Communications Group, LLC (917) 322-2216 pschwartz@rxir.com